EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Name*	State or Jurisdiction of Incorporation

CPT Merger Sub, Inc.	Delaware
CPT Cigar Merger Sub, Inc.	Nevada

*       All subsidiaries are wholly-owned directly by the Registrant.